EXHIBIT 3.1

CERTIFICATE of AMENDMENT of
CERTIFICATE of INCORPORATION
OF
SHRINK NANOTECHNOLOGIES, INC.

Shrink Nanotechnologies, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:                      That, by unanimous written consent in lieu of a meeting of the Board of Directors (the “Board”) of Shrink Nanotechnologies, Inc., (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation,  (i) approving an increase to the number of authorized shares which the Corporation is authorized to issue (the “Capitalization Increase”), and (ii) approving a forward stock split on a 3 for 1, 4 for 1 or 5 for 1 basis, as determined at the sole discretion of the Board (the “Forward Split”), and, declaring said amendments, as reflected in a single Amendment, to be advisable and calling for consent of the stockholders of the Corporation for consideration thereof.  The resolutions setting forth the proposed Amendment is substantially as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by amending and restating the first paragraph only of  Section 6.1 of Article 6 thereof relating to the authorized shares of the Corporation, so that, as amended, said Section 6.1 of Article 6 shall be and read in its entirety, as follows:

“Article 6

CAPITAL STOCK

6.1           Authorized Capital Stock.  The aggregate number of shares which this Corporation shall have authority to issue is 500,000,000 shares, with par value $0.001 per share, consisting of (a) four hundred and seventy-five million 475,000,000 shares of common stock , par value $0.001 per share (the “Common Stock”), (b) and 25,000,000 are shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).  Issuable in one or more series as hereinafter provided.  A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to, and restrictions imposed upon, the shares of each class are as follows:”

; and be it further

RESOLVED, that the Amendment shall further amend the Certificate of Incorporation by amending and restating the first paragraph only of Section 6.3.1 of Article 6 of the Certificate of Incorporation, increasing the number of shares of Series A Preferred Stock authorized and outstanding in accordance with the Forward Split, so that, as amended, said first paragraph of Section 6.3.1 of Article 6 shall be and read, in its entirety as follows:

“6.3.1           Rights, Preferences, Priviledges and Restrictions of Series A Preferred Stock.  The Series A Prefered Stock (“Series A Preferred Stock”) of the Corporation is authorized by its Certificate of Incorporation.  The rights, preferences, privileges, and restrictions granted to and imposed upon the Series A Preferred Stock, which shall consist of [twelve million (12,000,000)][sixteen million (16,000,000)][twenty million (20,000,000)] shares are set forth herein.  Subject to compliance with applicable protective voting rights which have been or may be granted to any other preferred stock, or series thereof in the Certificate of Incorporation (“Protective Provisions”), but notwithstanding any other rights of any other preferred stock or any series thereof, the rights, preferences, privileges and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to dividend, liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock.  Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

; and it is further

RESOLVED, that the Amendment shall further amend the Certificate of Incorporation by adding a Section 6.3.4 to Article 6 thereto, authorizing the Board, in its sole and absolute discretion, to set and declare a Forward Split on a 3 for 1, 4 for 1, or 5 for one basis, said Section 6.3.4  of Article 6 to be and read, in its entirety, as follows:

“6.3.4                       Forward Stock Split.  (a) Upon the date that this Certificate of Amendment to the Certificate of Incorporation of the Corporation becomes effective in accordance with the General Corporation Law of the State of Delaware (the “Effective Date”), each share of outstanding Common Stock, par value $0.001 per share (for purposes of this subsection 6.3.4(a) “Old Common Stock”), of the Corporation issued and outstanding immediately prior to the Effective Date shall be, without any action of the holder thereof, automatically subdivided and reclassified as five (5) shares of Common Stock, par value $0.001 per share (for purposes of this subsection 6.3.4(a), the “New Common Stock”), of the Corporation.  Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.  A letter of transmittal will provide the means by which each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

“6.3.4                       Forward Stock Split.  (b) Upon the date that this Certificate of Amendment to the Certificate of Incorporation of the Corporation becomes effective in accordance with the General Corporation Law of the State of Delaware (the “Effective Date”), each share of outstanding Series A Preferred Stock, par value $0.001 per share (for purposes of this subsection 6.3.4(b) “Old Series A Preferred Stock”), of the Corporation issued and outstanding immediately prior to the Effective Date shall be, without any action of the holder thereof, automatically subdivided and reclassified as five (5) shares of Common Stock, par value $0.001 per share (for purposes of this subsection 6.3.4(b), the “New Series A Preferred Stock”), of the Corporation.  Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Series A Preferred Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Series A Preferred Stock into which the shares of Old Series A Preferred Stock represented by such certificate shall have been reclassified.  A letter of transmittal will provide the means by which each holder of record of a certificate that represented shares of Old Series A Preferred Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Series A Preferred Stock into which the shares of Old Series A Preferred Stock represented by such certificate shall have been reclassified.”

SECOND:                      That thereafter, pursuant to resolution of its Board of Directors, written consent in lieu of a special meeting of the Common Stock stockholders and Series A Preferred Stock holders constituting each of the classes of the Corporation was duly called and held upon notice in accordance with section 222 of the General Corporation Law of the State of Delaware, pursuant to which, a majority of each class of stockholder voted in favor of the Amendment.

THIRD:                      That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:                      That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 8th day of April, 2010.

   /s/Mark L. Baum, Esq.
                                                                                                                Mark L. Baum, Esq,
President and CEO